Exhibit 4.24

THIS SECURITY AND THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED ON THE TERMS AND CONDITIONS SET FORTH HEREIN TO ALL OBLIGATIONS ARISING UNDER OR IN CONNECTION WITH SENIOR INDEBTEDNESS, AS DEFINED IN THIS SECURITY.  NO HOLDER SHALL EXERCISE ANY RIGHT OR REMEDY THAT COULD CONTRAVENE OR IMPAIR THE RIGHTS OF THE HOLDERS OF THE SENIOR INDEBTEDNESS.

THIS SECURITY AND THE COMMON STOCK INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

PAYMENT ON ACCOUNT OF THIS NOTE OR ON ACCOUNT OF ANY BANKRUPTCY CLAIM ARISING IN RESPECT OF THIS NOTE IS STRICTLY SUBJECT TO THE TERMS OF THAT CERTAIN SELLER NOTE SUBORDINATION AGREEMENT DATED DECEMBER 6, 2007 ENTERED IN TO BY AND AMONG INTERACTIVE NETWORK, INC. (“OBLIGOR”), ANDREW B. CONRU TRUST AGREEMENT, AND MAPSTEAD TRUST, CREATED ON APRIL 16, 2002 (COLLECTIVELY, THE “SELLERS”), THE INITIAL SENIOR LIEN HOLDERS AND INITIAL SECOND LIEN HOLDERS PARTY THERETO AND U.S. BANK NATIONAL ASSOCIATION, AS SENIOR LIEN COLLATERAL AGENT, PURSUANT TO WHICH SELLERS HAVE AGREED THAT NO PAYMENTS OF OR ON ACCOUNT OF PRINCIPAL OR INTEREST (OTHER THAN PAYMENT OF INTEREST IN THE FORM OF ADDITIONAL NOTES (AS DEFINED IN THIS NOTE) WILL BE MADE BY OBLIGOR OR ACCEPTED BY SELLERS UNTIL THE SENIOR DEBT, AS DEFINED IN THE SELLER NOTE SUBORDINATION AGREEMENT, HAS BEEN PAID IN FULL IN CASH.

INTERACTIVE NETWORK, INC.

6% Subordinated Convertible Note due 2011

No. [                ]

[                ] [      ], 20[    ]

$[                ]

Palo Alto, California

Interactive Network, Inc., a corporation duly organized and existing under the laws of Nevada (herein called the “Issuer”), hereby promises to pay to [                                ], (“Holder”), the principal sum of [                                ] (such amount the “principal amount” of this Note) on the earlier to occur of (i) December 6, 2011, (ii) a Change in Control, as defined below or (iii) an Event of Default, as defined below (the “Maturity Date”), and to pay interest thereon from December 6, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable in arrears on June 30 and December 31 in each year, commencing June 30, 2008 at the rate of 6% per annum (“Interest Rate”), until (x) the principal hereof is paid or made available for payment, or (y) the outstanding principal amount of this Note has been converted into Common Stock, as defined below.  Interest so payable shall be payable, at the Issuer’s election (a) in kind by the issuance of additional securities (“Additional

Notes”, and together with this Note and any successor Note, the “Notes”) with terms identical to this Note (other than date of issuance and denomination and if the “applicable Federal rate” under Internal Revenue Code §7520 is greater than six percent (6%) for instruments having the date of issuance and term of such Additional Notes, an interest rate equal to such applicable Federal rate)) in such principal amount as shall equal the amount of interest that is then due and payable, or (b) in cash.

This Note is being issued to Holder by Issuer as assignee of the buyer’s interest under, and pursuant to, the Stock Purchase Agreement, dated as of September 21, 2007, by and among Various, Inc., Andrew B. Conru Trust Agreement, Mapstead Trust, created on April 16, 2002, Andrew B. Conru, individually, Lars Mapstead, individually, and Penthouse Media Group, Inc. (“PMGI”), as amended (collectively, the “Stock Purchase Agreement”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject:

1.  Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

1.1

“Change in Control” means with respect to the Issuer, (i) a merger, consolidation or other transaction or series of transactions following which the Issuer’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the capital stock of the surviving corporation (or any parent thereof), provided that, the consummation of an underwritten initial public offering by Issuer or a related issuing entity which includes the Business shall not be a Change in Control for purposes of this Note, or (ii) the sale or transfer of all or substantially all of the assets of Issuer, provided that sales or transfers to any entity of which more than 50% of the capital stock is owned, directly or indirectly, by Issuer (or parent thereof), shall not constitute a Change in Control for purposes of this Note.

1.2

“Interest Payment Date” means the Stated Maturity of an installment of interest on this Note.

1.3

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity.

1.4

“Senior Indebtedness” means (i) indebtedness owed by PMGI, the parent of Issuer, evidenced by (A) the 15% Senior Secured Notes due 2010 in the aggregate principal amount of approximately $5.7 million as of July 31, 2007, and (B) the 14% Senior Secured Notes due 2010 in the aggregate principal amount of approximately $35.8 million as of July 31, 2007, and (ii) any indebtedness, not to exceed the aggregate principal amount of $350 million, owed by Issuer and incurred by Issuer to finance the purchase of the Business, (iii) debt instruments evidencing any of the indebtedness, or refinancing of the indebtedness, described in foregoing items (i) or (ii), and (iv) any guaranty of any of the foregoing by Issuer, any of Issuer’s subsidiaries, PMGI or any of PMGI’s subsidiaries.

1.5

“Stated Maturity” when used with respect to any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

Capitalized terms used in this Note and but not defined herein shall have the meaning assigned to such term in the Stock Purchase Agreement.

2.  Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, this Note shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate of fourteen percent (14%) per annum (the “Default Interest Rate”).

3.  Prepayment; Right to Offset.

3.1

The Issuer may prepay the principal of or interest on this Note, in whole or in part, at any time without premium or penalty upon fifteen (15) Business Days’ prior notice to Holder, at which time, if after the effective date of an IPO, as defined below, Holder may exercise Holder’s conversion rights as provided in Section 4 below, and subject to the provisions thereof, in lieu of accepting prepayment.  Prepayment under the Notes shall be made proportionally among all outstanding Notes of Holders not exercising such Holders’ conversion rights in lieu of accepting prepayment based upon the principal amount of such Notes.  Any prepayment shall be applied as follows:  first to unpaid accrued interest; and second to principal.

3.2

Notwithstanding the stated principal amount hereof, the Issuer may offset against and reduce the principal amount of this Note by amounts equal to the amount of any indemnification obligation pursuant to Article 10 of the Stock Purchase Agreement.  In the event more than one Note is outstanding, any such offset shall be made proportionally among all outstanding Notes based upon the principal amount of such Notes.

4.  Conversion; Conversion Price.

4.1

Subject to the provisions of this Section 4, at any time during the period commencing with the later to occur of (i) the consummation of the first firm-commitment underwritten public offering by Issuer or a related issuing entity which includes the Business (in either case, the “Publicly Traded Entity”) of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”) or (ii) the day after the one-year anniversary of the issuance of this Note, through and including the Maturity Date, either the Issuer or the Holder of this Note may choose to convert the outstanding principal amount of this Note, in whole or in part, plus any unpaid accrued interest into common stock (the “Common Stock”) of such Publicly Traded Entity; provided that each such conversion shall be in an amount of not less than $10,000,000.

4.2

In order to exercise the conversion option, (a) the Holder shall surrender this Note to the Issuer together with a written notice of election to convert, completed and signed by Holder and such instruments of transfer as may be reasonably required by Issuer; or (b) the Issuer shall send written notice to the Holder of the exercise by Issuer of the its right to convert this Note, plus any unpaid accrued interest, setting forth the number of shares of Common Stock into which this Note, together with unpaid accrued interest, shall be converted using the Conversion Price (as defined below) in effect as of the date of such notice.  In either case, as promptly as practicable after the surrender by Holder of this Note, the Issuer shall issue additional shares of Issuer’s common stock to the Publicly Traded Entity in exchange for shares of Common Stock of such Publicly Traded Entity, which Common Stock evidenced by a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of this Note in accordance with the provisions of this Section 4, will be delivered by Issuer to Holder or on Holder’s written order, Holder’s transferees.

4.3

The Holder of this Note may not exercise such conversion option to the extent that such conversion, together with any prior or concurrent conversion of Notes, will result in the issuance of Common Stock representing, in the aggregate, more than seventeen percent (17%) of the fully diluted equity of the Publicly Traded Entity calculated at the time of the first such conversion.

4.4

The conversion price shall be the per share offering price for the Common Stock of the Publicly Traded Entity in the IPO (the “Conversion Price”).

4.5

It is understood that the certificates evidencing the Common Stock issuable upon the conversion of the Note may bear legends pursuant to the provisions of Section 7.09 of the Stock Purchase Agreement.

5.  Reservation of Stock Issuable Upon Conversion. Commencing on the effective date of the IPO, the Issuer shall, or shall cause the Publicly Traded Entity (if such entity is an entity other than the Issuer) to, at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; up to that number of shares equal to seventeen percent (17%) of the fully diluted equity of the Publicly Traded Entity, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, subject to the aforementioned limitation, in addition to such other remedies as shall be available to the holder of this Note, the Company will use reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

6.  Default; Events of Default. The outstanding balance of the Notes shall be immediately due, without notice or demand by Holder, in the case of an Event of Default.  “Event of Default”, wherever used, means any one of the following events for Issuer (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)

failure to pay principal of any Note when due (upon acceleration or otherwise);

(b)

failure to pay interest on any Note when due, and such default continues for a period of 10 days;

(c)

failure to perform any other covenant or agreement of the Issuer under any Note and such failure continues for 60 days after written notice to the Issuer by the Holder;

(d)

Issuer’s (i) dissolution, (ii) Change in Control, (iii) termination of existence, or (iv) suspension or discontinuance of business, provided that none of the foregoing shall constitute an Event of Default as long as Issuer’s obligations hereunder are assumed by an entity, more than 50% of the capital stock of which is owned, directly or indirectly by Issuer;

(e)

(i) any default by the Issuer in the payment of the principal or interest has occurred with respect to amounts in excess of $10.0 million under any agreement, indenture or instrument evidencing debt, which is pari passu with or senior to the Notes in right of payment, when such amounts shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holders of such debt shall have the right to accelerate such debt, or (ii) any event of default as defined in any agreement, indenture or instrument of the Issuer evidencing debt in excess of $10.0 million shall have occurred and the debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

(f)

the rendering of a final judgment or judgments against the Issuer in an amount in excess of $10.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(g)

the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. Federal or State or other applicable bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer under any applicable U.S. Federal or State, or other applicable law, or appointing a custodian, receiver, liquidator, assignee, agent, sequestrator or other similar official of the Issuer or of any substantial part of the property of the Issuer, or ordering the winding up or liquidation of the affairs of the Issuer, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(h)

the commencement by the Issuer of a voluntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by the Issuer to the entry of a decree or order for relief in respect of the Issuer in an involuntary case or proceeding under any applicable U.S. Federal or State, or other applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer, or the filing by the Issuer of a petition or answer or consent seeking reorganization or relief under any applicable U.S. Federal or State, or other applicable law, or the consent by the Issuer or any Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, agent, sequestrator or similar official of the Issuer or of substantially all of the property of the Issuer, or the making by the Issuer of an assignment for the benefit of creditors, or the admission by the Issuer in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Issuer in furtherance of any such action; or

(i)

any material default by Issuer of the Stock Purchase Agreement.

7.  Subordination; Priority. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Senior Indebtedness, and such subordination is for the benefit and enforceable by the holders of the Senior Indebtedness.

7.1  Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws) sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Issuer, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Issuer in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Issuer by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, unless within 60 days after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

7.2  Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 7 shall impair, as between the Issuer and the Holder, the obligation of the Issuer, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

7.3  Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 6 above) to receive payments or distributions of assets of the Issuer applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Issuer and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Issuer to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 7 shall, as between the Issuer and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Issuer to or on account of the Senior Indebtedness.

8.  Miscellaneous.

8.1  Subject to any limitations set forth in the Stock Purchase Agreement, the rights and remedies herein reserved to any party shall be cumulative and in addition to any other or further rights and remedies available at law or in equity. The waiver by any party hereto of any breach of any provision of this Note shall not be deemed to be a waiver of the breach of any other provision or any subsequent breach of the same provision.

8.2  This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California.

8.3  If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

8.4  This Note and its terms may not be changed, waived or amended except by written instrument executed by the Issuer and the Holder.

8.5  In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable.

8.6  Notices. Any notice or other communication required or permitted hereunder shall be delivered in accordance with the provisions of Section 12.09 of the Stock Purchase Agreement.

8.7 No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Issuer, or Publicly Traded Entity, as the case may be, or any other matters or any rights whatsoever as a stockholder of the Issuer or Publicly Traded Entity, and no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock to be obtained upon conversion hereunder until, and only to the extent that, this Note shall have been converted.

8.8  This Note and the Common Stock issuable upon its conversion may not be assigned or otherwise transferred except in accordance with the provisions of Section 7.09(a) of the Stock Purchase Agreement.

8.9  In case any Note shall be mutilated, lost, stolen or destroyed, the Issuer shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Issuer of the loss, theft or destruction of such Note.

Signature Page Follows.

The Issuer has caused this Note to be duly executed and delivered by its authorized representative as of the date first above written.

ISSUER:

INTERACTIVE NETWORK, INC.

By:

Name:

Title:

[Signature Page for Subordinated Convertible Note ]